Consent of Independent Registered Public Accounting Firm

Golden Queen Mining Co. Ltd.
Vancouver, Canada

We hereby consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-164950 and 333-102112) of Golden Queen Mining Co. Ltd., of our report dated March 29, 2010, relating to the consolidated financial statements of Golden Queen Mining Co. Ltd., which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Canada LLP

Chartered Accountants
Vancouver, Canada
March 29, 2010

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.